UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2009

American Woodmark Corporation®

(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3102 Shawnee Drive, Winchester, Virginia	22601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American Woodmark Corporation

ITEM 2.05   Costs Associated with Exit or Disposal Activities.

On March 27, 2009, the Company committed to close three of its manufacturing plants, located in Berryville, Virginia, Tahlequah, Oklahoma and Moorefield, West Virginia, due to the impact of the continued housing slump. Approximately 600 jobs will be eliminated by these closures. Each of the plants will cease operations by August 2009. The Company expects to incur a total of approximately $17 million of pre-tax charges, which is expected to be evenly split between cash costs for employee severance and benefits continuation, and non-cash asset impairment charges of property, equipment and inventory located at each of the three plants. The Company expects that approximately $14 million of these costs will be incurred during the fourth quarter of its fiscal year that ends on April 30, 2009.  The Company expects to realize savings of approximately $20 million per year as a result of these actions.

The Company issued a press release on March 31, 2009, regarding the plant closures.  This release is included as an exhibit to this report on Form 8-K and incorporated by reference.

ITEM 2.06   Material Impairments.

The information set forth under Item 2.05 of this report on Form 8-K is hereby incorporated in this Item 2.06 by reference.

ITEM 9.01   Financial Statements and Exhibits.

(C) Exhibits.

99.1	Registrant's Press Release dated March 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION

(Registrant)

/s/ JONATHAN H. WOLK	/s/ KENT B. GUICHARD
Jonathan H. Wolk Vice President and Chief Financial Officer	Kent B. Guichard President & Chief Executive Officer

Date: March 31, 2009	Date: March 31, 2009
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Registrant's Press Release dated March 31, 2009.